EXHIBIT 4.2

                                                                   David M. Otto
                                                               dotto@ottolaw.com

                                                      August 24, 2004

VIA EMAIL: ghome@iteceg.com

Gary M. DeLaurentiis
Chief Executive Officer
Itec Environmental Group, Inc.
693 Hi Tec Parkway, Suite 3
Oakdale, California 95361

     Re:  Amendment No. 1 to Engagement Agreement with The Otto Law Group, PLLC

Dear Gary:

         This Amendment No. 1 to Engagement Agreement ("Amendment") confirms the amendments to the Engagement Agreement by and between Itec Environmental Group, Inc. ("Itec" or the "Company") and The Otto Law Group, PLLC ("Otto Law") executed on or around July 7, 2004 (the "Engagement Agreement") and sets forth the additional terms under which Itec agrees to engage Otto Law.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Sections 3 of the Engagement Agreement shall be deleted in its entirety and shall read as follows:

         "3. Otto Law shall receive a retainer in the amount of Fifty Million (50,000,000) shares of common stock of the Company (the "Shares"), the proceeds of which will be applied against billable hours. Additionally, the Shares shall be registered by the Company pursuant to the Securities Act of 1933 on a Form S-8 registration statement. The Shares shall be issued to David M. Otto, Principal of Otto Law."

         We look forward to working together and helping Itec achieve its financial and business objectives. If the proposed terms are acceptable to Itec, please sign below and return the signed copy of this Amendment to me.

         If you have any further questions or concerns, please do not hesitate to contact me.

                                                     Sincerely,

                                                     THE OTTO LAW GROUP, PLLC


                                                     David M. Otto


Agreed and accepted this ____ day of August, 2004.

ITEC ENVIRONMENTAL GROUP, INC.


By:
    ------------------------------------------------
Name: Gary De Laurentiis
Its: CEO


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